Exhibit 99.1

Press Release

Quepasa Corporation Receives $7 Million in Financing from Investor Groups
Capital Infusion to Allow Online Latino Company Opportunity to Realize Additional Market Potential.

Scottsdale, Ariz. – January 29, 2008 – PRNewswire — Quepasa Corporation (NASDAQ: QPSA), one of the world’s largest, bicultural, Latino online communities, has entered into financing agreements with Mexican and Americans Trading Together, Inc. (“MATT”) and Richard L. Scott Investments, LLC (“RLS”), to provide Quepasa with $7 million of working capital. MATT and RLS are two of the company’s largest investors.

“We welcome this capital infusion and vote of confidence by these two significant shareholders. We believe this infusion of capital will enable us to execute on our vision, which is to create a truly unique social Hispanic experience at Quepasa.com. We expect to introduce some innovative networking concepts that will be new to both the Latino and Anglo markets,” stated John C. Abbot, Chief Executive Officer of Quepasa.

Under the terms of the agreements, MATT and RLS have loaned $5 million and $2 million, respectively, in exchange for 10 year subordinated promissory notes for the respective amounts. Interest will accrue on the outstanding unpaid principal amount due under the notes from the date of each note until the principal amount is paid in full at an interest rate of 4.46%, compounded annually. Quepasa will only be required to pay interest on the outstanding principal amount of the promissory notes on their maturity or upon prepayment.

In addition to the promissory notes, the exercise prices for the warrants held by MATT to purchase one million shares of Quepasa stock at $12.50 per share and one million shares of Quepasa stock at $15.00 per share have both been reduced to $2.75 per share. The exercise prices for the warrants held by RLS to purchase 500,000 shares of Quepasa stock at $4.00 per share and 500,000 shares of Quepasa stock at $7.00 per share have also been reduced to $2.75 per share.

About Quepasa Corporation

Quepasa Corporation (NASDAQ: QPSA), headquartered in Scottsdale, Arizona (with offices in Miami and Mexico), owns Quepasa.com, one of the world’s largest, bicultural, Latino, online communities committed to providing entertaining, enriching, and empowering products and services. Quepasa.com serves its users in the U.S. and Latin America in both Spanish and English.

Safe Harbor/Forward-Looking Statements of Quepasa Corporation

Statements in this press release that refer to plans and expectations for the future are forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by the Company. In addition to the Risk Factors described in Item 1 of the Company’s Form 10-KSB, as amended, for the fiscal year ended December 31, 2006, these factors include, but are not limited to, our current level of indebtedness and the restrictions in our subordinated promissory notes, which may make it difficult for us to obtain additional financing; the possibility of liability for information displayed or accessed via the Company’s Web site and for other commerce-related activities; competition in the operation of Web sites and in the provision of information retrieval services; changing laws, rules, and regulations; potential liability for breaches of security on the Internet; dependence on third party databases and computer systems; competition from traditional media companies; new technologies that could block the Company’s ability to advertise; and, with respect to the matters described in this press release, the success of the Company’s senior management team.

Contact:
Mike Matte, Chief Financial Officer
Quepasa Corporation
(480) 348-2665